Exhibit 99.1

Tucows Reports Financial Results
for the Third Quarter of 2013

– Company Achieves Fourteenth Consecutive Quarter of Record Revenue/Ting Continues Strong Momentum –

TORONTO, November 13, 2013 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the third quarter ended September 30, 2013. All figures are in U.S. dollars.

Summary Financial Results
(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Sept. 30, 2013 (unaudited)	3 Months Ended Sept. 30, 2012 (unaudited)	9 Months Ended Sept. 30, 2013 (unaudited)	9 Months Ended Sept. 30, 2012 (unaudited)
Net revenue	35,637	29,246	96,795	84,936
Income before provision for income taxes and change in fair value of forward exchange contracts	3,565	1,597	4,944	4,956
Net income	2,593	1,635	3,258	3,995
Net earnings per common share	$0.06	$0.04	$0.08	$0.09
Net cash provided by operating activities	3,664	2,237	7,052	4,321

Summary of Revenues and Cost of Revenues
(In Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Sept. 30, 2013 (unaudited)	3 Months Ended Sept. 30, 2012 (unaudited)	3 Months Ended Sept. 30, 2013 (unaudited)	3 Months Ended Sept. 30, 2012 (unaudited)
Wholesale
Domain Services	22,003	22,268	18,581	18,645
Value-Added Services	2,606	2,603	484	532
Total Wholesale	24,609	24,871	19,065	19,177

Retail	6,861	2,965	4,543	2,064
Portfolio (1)	4,167	1,410	661	205

Network, other costs	-	-	1,193	1,159
Network, depreciation and amortization costs	-	-	176	193
Total revenue/cost of revenue	35,637	29,246	25,638	22,798

(1) Portfolio revenue includes the net amounts received from the previously announced confidential arrangements related to the Company’s withdrawal of its applications under the ICANN New gTLD Program for .media and .marketing. The Company continues to be involved in the ICANN new gTLD Program and holds a minority interest in the contested .online, .group, .tech and .store strings.

"Our financial results for the third quarter were once again demonstrative of the consistency and reliability in our business, alongside our ability to generate growth, as we delivered our fourteenth consecutive quarter of record revenue, driven by solid performance across our business," said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Each of our Wholesale, Hover and Portfolio businesses continue to perform well.”

“Ting saw another quarter of tremendous customer growth, adding 11,000 accounts and 16,000 devices during the quarter, to bring these totals to 36,000 accounts and 56,000 devices at the end of September.  Importantly, we are consistently delivering on our commitment to the very highest levels of customer service, while maintaining our low customer acquisition costs and continuing to generate attractive gross margin. All of this continues to position Ting to achieve breakeven during the fourth quarter this year.”

Net revenue for the third quarter of 2013 increased 22% to a record $35.6 million from $29.2 million for the third quarter of 2012.

Net income for the third quarter of 2013 was $2.6 million, or $0.06 per share, compared with $1.6 million, or $0.04 per share, for the third quarter of 2012.  Net income for the third quarter of 2013 included the benefit of the previously announced confidential arrangements related to the Company’s withdrawal of its applications under the ICANN New gTLD Program for .media and .marketing. Net income for the third quarter included a gain on foreign exchange contracts of $28,000 compared with a gain on foreign exchange contracts of $0.6 million in the third quarter of 2012. Net income for the third quarter of 2013 also included the incremental investment of approximately $1.2 million made during the quarter for the acquisition and support of Ting customers.

Deferred revenue at the end of the third quarter of 2013 was $72.0 million, a decrease of 2% from $73.3 million at the end of the third quarter of 2012 and a decrease of 1% from $73.0 million at the end of the second quarter of 2013.

Cash and cash equivalents at the end of the third quarter of 2013 were $11.5 million compared with $6.5 million at the end of the second quarter of 2013 and $5.0 million at the end of the third quarter of 2012.  The increase in cash and cash equivalents of $5.0 million when compared to the second quarter of 2013 resulted from the generation of $3.7 million in cash flow from operations and the receipt of $2.2 million from the exercise of stock options. These were partially offset by the use of $0.6 million for principal repayments under the Company’s credit facility and investment of $0.2 million in equipment purchases.

Conference Call

Tucows management will host a conference call today, Wednesday, November 13, 2013 at 5:00 p.m. (ET) to discuss the Company’s third quarter 2013 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 91095919 followed by the pound key.  The telephone replay will be available until Wednesday, November 20, 2013 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market.  Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com